UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

October 2, 2015

Date of Report (Date of earliest event reported)

NewStar Financial, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33211	54-2157878
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Boylston Street, Suite 1250, Boston, MA 02116

(Address of principal executive offices) (Zip Code)

(617) 848-2500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

On October 2, 2015, NewStar Financial, Inc. (the “Company”) entered into restated employment agreements with certain officers, including Daniel McCready and Patrick McAuliffe, which will be effective on October 9, 2015 (the “Effective Date”). Pursuant to the terms of the restated agreement entered into with each of Mr. McCready and Mr. McAuliffe (each referred to herein as an “Executive Officer”), the existing employment agreements between the Company and each Executive Officer were amended to increase the severance period during which base salary and benefit continuation is provided upon a termination without cause or for good reason from one to two years, and increase the lump sum payment based on base salary for a termination following a change of control from one times that amount to two times that amount. The payment due in respect of the incentive bonus for a termination without cause, for good reason or following a change of control was also increased from one times the prior year’s incentive bonus amount to two times that amount. The term of the non-solicitation covenant included in each Executive Officer’s Restated Agreement was also increased from one to two years. In addition, Mr. McAuliffe’s base salary was increased to $375,000 and each Executive Officer’s target incentive bonus was set at $750,000. The restated agreements have a term of three years from the Effective Date and are subject to an automatic one-year renewal upon the expiration of that term.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWSTAR FINANCIAL, INC.

Date: October 2, 2015

	By:	/s/ John Kirby Bray
John Kirby Bray
Chief Financial Officer